EXHIBIT 99.1

10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: December 4, 2008

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces Switch from AMEX to NYSE — Alternext

Louisville, KY (December 4, 2008) (AMEX: NLP) (NYSE Alternext U.S.: NLP) – NTS Realty Holdings Limited Partnership (“the Company”) is pleased to announce that effective December 1, 2008, its limited partnership units trade on the NYSE – Alternext US platform under the trading symbol of NLP. The NYSE – Alternext US platform is the New York Stock Exchange’s next generation market model. The Company’s limited partnership units formerly traded on the American Stock Exchange. The change of trading platforms results from NYSE Euronext’s acquisition of the American Stock Exchange on October 1, 2008. The Company is proud to be included on the world’s leading multi-asset global exchange.

About NTS Realty Holdings Limited Partnership

The Company directly, or as a tenant in common with unaffiliated co-owners, currently owns twenty-two properties comprised of twelve multifamily properties, seven office buildings and business centers and three retail properties. The properties are located in and around Louisville and Lexington, Kentucky, Nashville and Cordova, Tennessee, Richmond, Virginia, Fort Lauderdale, Florida, Indianapolis, Indiana and Atlanta, Georgia. The Company’s limited partnership units are listed on the New York Stock Exchange under the trading symbol “NLP”.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward

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looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on March 25, 2008, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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